Exhibit 99.1

Fat Projects Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

Singapore – October 12, 2021 – Fat Projects Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of $100 million, consisting of 10,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and are expected to begin trading tomorrow, Wednesday, October 13th, 2021, under the ticker symbol “FATPU”. Each unit consists of one Class A ordinary share and one redeemable warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “FATP” and “FATPW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on targets with operations or prospective operations that are technology-led in the areas of supply chain, transportation, logistics, finance, sustainability, ESG, food, agriculture, e-commerce, big data and/or targets that are taking advantage of the monetization opportunities stemming from a rapidly growing middle class and their evolving consumption and digital needs in Southeast Asia.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on October 15, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, division of Benchmark Investments LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on October 12, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Fat Projects Acquisition Corp.

27 Bukit Manis Road

Singapore, 099892

Attn: Tristan Lo

Co-Chief Executive Officer & Chairman of the Board

office@fatprojects.com

65-8590-2056